AARON RENTS, INC.

STOCK OPTION AWARD AGREEMENT

             This Stock Option Award Agreement (the “Agreement”) is entered into as of the 2nd day of October, 2000, by and between Aaron Rents, Inc., a Georgia corporation (the “Company”), and Robert C. Loudermilk, Jr. (the “Grantee”).

W I T N E S S E T H:

             WHEREAS, the Grantee performs valuable services for the Company; and

             WHEREAS, the Stock Option Committee of the Board of Directors of the Company, as ratified by the Board of Directors of the Company, authorized the proper officers of the Company to prepare and enter into an agreement with the Grantee evidencing the grant of the options described herein;

             NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.   Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below:

        (a)   “Cause” means: (i) with respect to the Company or any affiliate which employs the Grantee, the commission by the Grantee of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction); (ii) the willful engaging by the Grantee in misconduct which is deemed by the Company, in good faith, to be materially injurious to the Company or any affiliate of the Company, monetarily or otherwise; or (iii) the willful and continued failure or habitual neglect by the Grantee to perform his duties with the Company or the affiliate substantially in accordance with the operating and personnel policies and procedures of the Company or the affiliate generally applicable to all their employees. For purposes of this Agreement, no act or failure to act by the Grantee shall be deemed to be “willful” unless done or omitted to be done by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Company and/or the affiliate. Notwithstanding the foregoing, if the Grantee has entered into an employment agreement with the Company or the affiliate of the Company that is binding as of the date of employment termination, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply to the Grantee under this Agreement. “Cause” under either (i), (ii) or (iii) shall be determined by the Company in its sole discretion.

        (b)   “Change in Control” shall be deemed to have occurred if:

          (i)   the Company consolidates or merges with or into another corporation, or is otherwise reorganized, and the Company is not the surviving corporation in such transaction or if after such transaction any other corporation, association or other person, entity or group or the shareholders thereof own, directly and/or indirectly, more than 50% of the then outstanding shares of Class A Common Stock or more than 50% of the assets of the Company; or

          (ii)   more than 50% of the then outstanding shares of Class A Common Stock of the Company are, in a single transaction or in a series of related transactions, sold or otherwise transferred to or are acquired by (except as collateral security for a loan) any other corporation, association or other person, entity or group, whether or not any such shareholder or any shareholders included in such group were shareholders of the Company prior to the Change in Control; or

          (iii)   all or substantially all of the assets of the Company are sold or otherwise transferred to or otherwise acquired by any other corporation, association or other person, entity or group; or

          (iv)   the occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Company determines affects control of the Company and constitutes a Change in Control for purposes of this Agreement.

        (c)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

        (d)   “Fair Market Value” shall be determined as follows:

          (i)   If, on the relevant date, the shares are traded on a national or regional securities exchange or on The Nasdaq National Market System (“Nasdaq”) and closing sale prices for the shares are customarily quoted, on the basis of the closing sale price on the principal securities exchange (or Nasdaq) on which the shares may then be traded or, if there is no such sale on the relevant date, then on the immediately preceding day on which a sale was reported;

          (ii)   If, on the relevant date, the shares are not listed on any securities exchange or traded on Nasdaq, but nevertheless are publicly traded and reported on Nasdaq without closing sale prices for the shares being customarily quoted, on the basis of the mean between the closing bid and asked quotations in such other over-the-counter market as reported by Nasdaq; but, if there are no bid and asked quotations in the over-the-counter market as reported by Nasdaq on that date, then the mean between the closing bid and asked quotations in the over-the-counter market as reported by Nasdaq on the immediately preceding day such bid and asked prices were quoted; and

          (iii)   If, on the relevant date, the shares are not publicly traded as described in (i) or (ii), on the basis of the good faith determination of the Company.

        (e)   “Insider” shall mean an employee who is, on the relevant date, an officer or a director, or a beneficial owner of ten percent (10%) or more of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, or any successor provision, all as defined under Section 16 of the Exchange Act.

        (f)   “Retirement” shall mean retiring from employment with the Company or any affiliate of the Company on or after attaining the age 65.

        2.   Grant of Option. An option to purchase 20,000 shares of the Company’s Common Stock, par value .50 per share (“Common Stock”), is hereby granted to the Grantee, subject in all respects to the terms of this Agreement (the “Option”). For all purposes of this Agreement, the date of the Option granted hereunder (the “Grant Date”) shall be the 2nd day of October, 2000. The Option is a nonqualified stock option and is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

        3.   Option Price. The price per share the Grantee must pay to exercise the Option (the “Option Price”) is $12.875 per share.

        4.   Securities Laws Restrictions. The Option may not be exercised at any time unless, in the opinion of counsel for the Company, the issuance and sale of the shares issued upon such exercise is exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), or any other applicable securities or “blue sky” laws, or the shares have been registered under such laws. The Company shall not be required to register the shares issuable upon the exercise of the Option under any such laws. Unless the shares have been registered under all such laws, the Grantee shall represent, warrant and agree, as a condition to the exercise of the Option, that the shares are being purchased for investment only and without a view to any sale or distribution of such shares and that such shares shall not be transferred or disposed of in any manner without registration under such laws, unless it is the opinion of counsel for the Company that such a disposition is exempt from such registration. The Grantee acknowledges that the certificates evidencing the shares issued upon the exercise of the Option shall bear an appropriate legend giving notice of the foregoing transfer restrictions.

        5.   Limited Transferability. The Grantee may transfer all or part of the Option to members of his or her Immediate Family (as defined below), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships where such Immediate Family members are the only partners (collectively, the “Authorized Transferees”), provided that the Grantee does not receive any consideration in any form whatsoever for any such transfer. For purposes hereof, “Immediate Family” shall mean the Grantee and the Grantee’s spouse, and their respective ancestors and descendants. The Option may not otherwise be sold, assigned, pledged, hypothecated, alienated or otherwise disposed of or transferred in any manner, in whole or in part, otherwise than by will or the laws of descent or distribution. The terms of this Agreement shall be binding upon the executors, administrators, Authorized Transferees, heirs, successors and assigns of the Grantee.

        6.   Duration and Exercise of Option.

        (a)   Vesting. The Option shall fully vest and may be exercised, from time to time, with respect to all or any part of the total number of shares subject thereto, on or after October 2, 2003, subject to earlier termination of the Option as provided in this Agreement and subject to accelerated vesting of such Option as provided in Section 6(b).

        (b)   Change in Control. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited by the terms of Section 13 of this Agreement below, the Option granted under this Agreement shall become fully vested and immediately exercisable.

        (c)   Option Expiration Date. The Option may not be exercised with respect to any shares subject hereto after ten (10) years from the Grant Date (the “Option Expiration Date”), and may be exercised until the Option Expiration Date only in accordance with the terms of this Agreement.

        (d)   Exercise of Option. This Option may be exercised in whole or in part. Options shall be exercised by the delivery of a written notice of exercise to the Company setting forth the number of shares with respect to which the Option is to be exercised, accompanied by full payment for the shares equal to the Option Price multiplied by the number of such shares. The total Option Price upon exercise of any Option shall be payable to the Company in full, either: (i) in cash, (ii) in cash equivalent approved by the Company, (iii) if approved by the Company, by tendering previously acquired shares (or delivering a certification of ownership of such shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the shares which are tendered must have been held by the Grantee for a period of at least six months unless otherwise provided by the Company), or (iv) if approved by the Company, by a combination of (i), (ii) and (iii). The Company also may allow cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Company determines to be consistent with this Agreement’s purpose and applicable law. As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Grantee, in the Grantee’s name, share certificates in an appropriate amount based upon the number of shares purchased under the Option, and may place appropriate legends on the certificates representing such shares.

        7.   Termination of Employment. The following rules shall apply in the event of the Grantee’s termination of employment:

        (a)   Termination by Death. If the Grantee dies while actively employed, all outstanding unvested shares subject to the Option shall immediately vest, and thereafter all or any portion of the Option shall remain exercisable at any time prior to the Option Expiration Date, or for two (2) years after the date of death, whichever period is shorter, by (i) such person(s) as shall have been named as the Grantee’s beneficiary, (ii) such person(s) that have acquired the Grantee’s rights under such Options by will or by the laws of descent and distribution, (iii) the Grantee’s estate or representative of the Grantee’s estate or (iv) by an Authorized Transferee to whom the Grantee has transferred the all or a portion of the Option.

        (b)   Termination by Retirement. If the employment of the Grantee is terminated by reason of Retirement, the Option shall continue to be exercisable in accordance with the vesting schedule provided in Section 6(a) as if the Grantee’s employment had not terminated.

        (c)   Death Following Retirement. If a Grantee’s employment terminates by reason of Retirement, and within the exercise period following such termination the Grantee dies, then the remaining exercise period for outstanding Options shall be one (1) year following death. Such Options shall be exercisable by the persons specified in subsection (a) above.

        (d)   Voluntary Termination of Employment or Termination for Cause. If Grantee’s employment is terminated by the Company or an affiliate of the Company for Cause or the Grantee voluntarily terminates his employment (other than upon Retirement), the Grantee’s right to exercise the Option (with respect to both vested and unvested shares) shall terminate immediately upon such termination of employment.

        (e)   Termination by Company Without Cause. If Grantee’s employment is terminated by the Company or an affiliate of the Company without Cause, all shares subject to the Option which are not vested as of the effective date of employment termination shall be immediately forfeited to the Company, and any portion of the Option which is vested as of the Grantee’s date of termination shall remain exercisable at any time prior to the Option Expiration Date or for two months after the Grantee’s date of termination of employment, whichever period is shorter.

        8.   Rights of Grantee.

        (a)   No Right to Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an affiliate of the Company to terminate Grantee’s employment with the Company or an affiliate of the Company at any time, nor confer upon Grantee any right to continue in the employ or service of the Company or an affiliate of the Company. For purposes of this Agreement, transfer of employment of Grantee between the Company and any one of its affiliates shall not be deemed a termination of employment.

        (b)   No Shareholder Rights. Grantee shall have no rights as a shareholder with respect to shares subject to the Option until the issuance of such shares to the Grantee pursuant to the exercise of the Option.

        9.   Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

        10.   Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising under this Agreement. Grantee may elect, subject to the approval of the Company, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Grantee, and elections by Insiders shall additionally comply with all legal requirements applicable to share transactions by such Grantee.

        11.   Successors. All obligations of the Company under this Agreement, with respect to Options granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

        12.   Adjustments Upon Certain Events. In the event of any change in corporate capitalization, such as a stock split, reverse stock split, spinoff or stock dividend; (ii) any corporate transaction to which Code Section 424(a) applies; or (iii) such other event which in the judgment of the Board of Directors of the Company necessitates an adjustment, the Company shall make appropriate adjustments to the number and class of shares or other stock or securities subject to the Option and the Option Price for such shares or other stock or securities, provided that the number of shares subject to the Option shall always be a whole number and fractional shares shall be disregarded.

        13.   Miscellaneous.

        (a)   Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine; the plural shall include the singular and the singular shall include the plural.

        (b)   Severability. If any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

        (c)   Regulatory Approvals and Listing. The Company shall not be required to issue any certificate or certificates for shares under this Agreement prior to (i) obtaining any approval from any governmental agency which the Company shall, in its discretion, determine to be necessary or advisable; (ii) the admission of such shares to listing on any national securities exchange or Nasdaq on which the Company’s shares may be listed; and (iii) the completion of any registration or other qualification of such shares under any state or federal law or ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

             To the extent applicable, if required by the then-current Section 16 of the Exchange Act, any “derivative security” or “equity security” offered pursuant to this Agreement to any Insider may not be sold or transferred for at least six (6) months after the date of grant of such security. The terms “equity security” and “derivative security” shall have the meanings ascribed to them in the then-current rules promulgated under Section 16(a) under the Exchange Act.

             The Company may impose such restrictions on any shares acquired pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded and under any blue sky or state securities laws applicable to such shares.

        (d)   Securities Law Compliance. To the extent applicable, with respect to Insiders, transactions under this Agreement are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provisions of this Agreement or action by the Company fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company.

        (e)   Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Georgia.

             IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

AARON RENTS, INC.
By:	/s/ R. Charles Loudermilk, Sr.

Name: R. Charles Loudermilk, Sr. Title: Chairman and Chief Executive Officer

             Grantee hereby (i) acknowledges that he is familiar with the terms and provisions hereof, and (ii) accepts the Option subject to all the terms and provisions hereof. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under this Agreement. Grantee authorizes the Company to withhold from any compensation payable to him, or Grantee will contribute as a condition to the exercise of the Option, in accordance with applicable law, any taxes required to be withheld by federal, state or local law as a result of the grant, existence or exercise of the Option.

GRANTEE
By:	/s/ Robert C. Loudermilk, Jr.

Robert C. Loudermilk, Jr.